EXHIBIT 1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, made this 18th day of June, 1998, by and between BLACK STAR MASONRY PRODUCTS, INC., a body corporate of the State of Maryland, whose address is P.O. Box 4473, Timonium, Maryland 21093 (hereinafter referred to as "Seller"), and J. CLARENCE JAMESON, III, or his assigns, whose address is 515 East Joppa Road, Towson, Maryland 21286 (hereinafter referred to as ("Purchaser").

                                  WITNESSETH:

         WHEREAS, Seller is the holder of certain shares of the issued and outstanding common stock ("Stock") of AMERICASBANK ("AMERICASBANK"), a body corporate of the United States of America, having its principal office at 3621 East Lombard Street, Baltimore, Maryland 21224; the number of shares of issued and outstanding Stock owned by the Seller is sixteen thousand (16,000) shares, all of one Class, having a par value of One Cent ($.01) per share; the total number of shares of all issued and outstanding Stock being three hundred thousand (300,000) shares; and

         WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser said sixteen thousand (16,000) shares of Stock owned by Seller, upon the terms, covenants, and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, Purchaser and Seller hereby agree as follows:

         SECTION 1. Sale and Purchase of Stock. On the basis of the representations and warranties herein contained, and for the consideration and subject to the terms and conditions hereinafter set forth, Seller agrees to sell, assign, and deliver to Purchaser, and Purchaser agrees to acquire and from Seller all of the Stock owned by Seller.

         SECTION 2. Closing. The Closing Dates as hereinafter set forth of the transaction contemplated by this Agreement shall take place at the offices of Pezzulla and Pezzulla, LLC, 401 Washington Avenue, Suite 301, Towson, Maryland 21204. The Initial Closing Date shall take place on or before Monday, June 30, 1998. The Second Closing Date shall take place upon approval of the sale and purchase by the Office of Thrift Supervision. The Final Closing Date shall take place upon approval of the Second Offering by the Securities and Exchange Commission.

         SECTION 3. Transfer of Stock; Payment of Purchase Price; Deliveries at Closing Dates:

         (a) At the Initial Closing Date, Seller shall deliver to Purchaser, a Certificate for sixteen thousand (16,000) shares of the stock of AMERICASBANK, constituting all of the issued and


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outstanding shares of Stock of AMERICASBANK owned by Seller. Such Certificate shall be in negotiable form, duly endorsed for transfer or with executed stock transfer powers attached. The Stock shall be held in escrow by the Attorney for Purchaser pending approval of the sale and purchase by the Office of Thrift Supervision, and the approval of the Second Offering by the Securities and Exchange Commission.

         (b) At the Initial Closing Date, Seller shall deliver Resignations of George E. Rayme, Jr., as a Director of AMERICASBANK and AMERICASBANK CORP., and Michael W. Mekalian, as a Director of AMERICASBANK CORP., both of said persons being Principals of BLACK STAR MASONRY PRODUCTS, INC. Such Resignations shall also be held in escrow as aforesaid.

         (c) It is specifically understood and agreed that subsequent to the Initial Closing Date, Seller shall no longer be entitled to any Warrants which may be issued in the future, and shall not be entitled to any Voting Rights as a Stockholder of either AMERICASBANK or AMERICASBANK CORP., to the end and intent that such Warrants which may be issued in the future shall belong to Purchaser, together with all Voting Rights attributed to ownership of the Stock.

         (d) In consideration for the sale and transfer of the Stock, Purchaser agrees to pay to Seller a minimum price of Ten Dollars ($10.00) per share or a total sum of One Hundred Sixty Thousand Dollars and No/100 ($160,000.00) which amount is to be paid in the following manner:

                  (i) Sixty Thousand Dollars ($60,000.00) at the time of Initial Closing Date. Seller agrees that said payment shall be made directly to First National Bank of Maryland to retire a loan due by Seller, which loan is secured by the Stock.

                  (ii) The balance of One Hundred Thousand Dollars ($100,000.00) shall be paid to Seller at the Second Closing Date.

                  (iii) In addition to payment of the aforesaid minimum sum of One Hundred Sixty Thousand Dollars and No/100 ($160,000.00), Purchaser shall also pay the difference in price of the Stock as established in a future Second Offering of Stock of AMERICASBANK. For illustration purposes only, should the price of the Stock in the Second Offering be Twelve Dollars ($12.00) per share, then, in such event, Purchaser shall pay Seller an additional sum of Thirty-Two Thousand Dollars ($32,000.00), in this case being 16,000 shares x $2.00 per share additional price above the price of Ten Dollars ($10.00) per share. Such additional payment shall be made the Final Closing Date.

         SECTION 4. Representations and Warranties by Seller. Seller represents and warrants as follows:

         (a) Seller has full power and authority to carry out the transactions contemplated by this Agreement. Neither the execution nor delivery by Seller of this Agreement nor the consummation of the transaction contemplated hereby will result in a breach of the terms or conditions of or

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constitute a default under the Certificate of Incorporation, or By-Laws of
AMERICASBANK, or of any court order, mortgage, note, bond indenture, agreement, license or other instrument or obligation to which the Seller is now a party.

         (b) Seller is the owner free and clear of any judgment, lien, charge, or encumbrance against the Stock.

         SECTION 5. Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Initial Closing Date of each of the following conditions, all or any part of which Purchaser may at his election waive, provided he does so in writing.

         (a) Seller's representations and warranties contained in this Agreement or in any exhibit, certificate, or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as of the Initial Closing Date as though such representations and warranties were made at and as such time except with respect to such changes which occur in the usual and ordinary course of business or as set forth in said exhibits.

         (b) Seller shall have performed and complied with all the agreements and conditions required by this Agreement to be performed or complied with by him prior to or at the Initial Closing Date.

         (c) Seller shall have delivered to Purchaser a Certificate dated as of the Initial Closing Date certifying to the fulfillment of the conditions set forth herein.

         (d) Approval issued by the Office of Thrift Supervision for the purchase of the Stock by the Purchaser, or his assigns.

         SECTION 6. Conditions Precedent to Seller's Obligations. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Initial Closing Date of each of the following conditions, all or any part of which Seller may at its election waive, provided it does so in writing.

         (a) Purchaser's representations and warranties contained in this Agreement or in any exhibit, certificate, or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as of the Initial Closing Date as though such representations and warranties were made at and as such time.

         (b) Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing Date.

         (c) Purchaser shall have delivered to Seller a Certificate dated as of the Initial Closing Date certifying to the fulfillment of the conditions set forth herein.

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         SECTION 7.  Captions.  The marginal captions of this Agreement of Sale are for convenience and reference only and in no way define or limit the intent, rights, or obligations of the parties hereunder.

         SECTION 8.  Entire Agreement--Modification.

         (a) This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein; and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Stock Purchase Agreement.

         (b) Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge, or termination is sought, and then only to the extent set forth in such instrument.

         SECTION 9. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland.

         SECTION 10. Headings. The descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         SECTION 11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

         SECTION 12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one Agreement.

         SECTION 13. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

         SECTION 14. Agency. It is specifically understood and agreed that there are no commissions due anyone by either Seller or Purchaser in this transaction.

         SECTION 15. Time of Essence. Time shall be of the essence of this Agreement.

         SECTION 16. Survival Subsequent to Closing. The terms and conditions of all Sections, where applicable, shall survive the Closing of the transaction hereunder.

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         IN WITNESS WHEREOF, the parties have executed this Agreement under seal, with the intent of making this a sealed instrument, the day and year first above written.

Attest:                               BLACK STAR MASONRY PRODUCTS,
                                      INC.


___________________________           By: /s/ George E. Rayme, Jr.     (SEAL)
                                         ______________________________
                                            George E. Rayme, Jr.,
                                            President

                                                                       SELLER

Witness:


___________________________           /s/ J. Clarence Jameson, III     (SEAL)
                                     __________________________________
                                      J. Clarence Jameson, III
                                                                    PURCHASER

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